UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Senomyx, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SENOMYX, INC.

4767 Nexus Centre Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Senomyx, Inc., a Delaware corporation. The meeting will be held on May 20, 2015 at 9:00 a.m. local time at our corporate offices located at 4767 Nexus Centre Drive, San Diego, CA 92121, for the following purposes:

1.	To elect the eight nominees for director set forth in Proposal 1 to hold office until our 2016 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is March 26, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 20, 2015 at 9:00 am local time at our corporate offices located at 4767 Nexus Centre Drive, San Diego, CA 92121. The proxy statement and annual report to stockholders are available at http://proxy2015.senomyx.com.

By Order of the Board of Directors

John Poyhonen
President and Chief Executive Officer

San Diego, California

April 8, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the Internet as instructed by these materials, or complete, date, sign and return the proxy card if you received a proxy card by mail, as promptly as possible in order to ensure your representation at the meeting. If you received a paper copy of the proxy card by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder.

SENOMYX, INC.

4767 Nexus Centre Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2015

Questions and Answers

Why have these proxy materials been made available to me?

We made these proxy materials available to you on the Internet and/or we have delivered printed versions of these materials to you by mail, because the Board of Directors of Senomyx, Inc. is soliciting your proxy to vote at its 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card or you may elect to vote your shares using the Internet, by going to http://proxy2015.senomyx.com and following the instructions provided on the website.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission, or SEC, we are making this proxy statement and our annual report available to stockholders electronically via the Internet. Accordingly, we are sending by mail a Notice of Internet Availability of Proxy Materials to our stockholders of record containing instructions on how to access the proxy materials and vote by proxy over the Internet. All stockholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials or request the delivery of a printed set of proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

We intend to mail the Notice of Internet Availability of Proxy Materials (or this proxy statement, our annual report and a proxy card to stockholders with pre-existing requests to receive paper copies of such materials) on or about April 8, 2015 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 26, 2015, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 43,726,549 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card or vote by proxy through the Internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials or the Notice of Internet Availability of Proxy Materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

●	the election of the eight nominees for director set forth in Proposal 1 to hold office until our 2016 Annual Meeting of Stockholders; and

●

the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the election of directors, you may either vote “For” all nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy through the Internet or using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

●	To vote in person, come to the annual meeting and request a ballot. In order to cast your vote you will need to provide satisfactory identification corresponding to our stockholder records.

●

To vote on the Internet, go to http://proxy2015.senomyx.com and follow the instructions provided on the website. In order to cast your vote, you will be asked to provide the control number from the Notice of Internet Availability of Proxy Materials or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 19, 2015 to be counted.

●

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct. If you received a Notice of Internet Availability of Proxy Materials and would like to request a proxy card by mail, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice of Internet Availability of Proxy Materials or a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions in the Notice of Internet Availability of Proxy Materials received from your broker, bank or other agent to vote on the Internet or, if you received a proxy card by mail, complete, sign and return the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included in the Notice of Internet Availability of Proxy Materials or with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on March 26, 2015, the record date for the annual meeting.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions in each Notice of Internet Availability of Proxy Materials, or complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

●	you may submit another properly completed proxy with a later date,

●	you may vote again by Internet at a later time,

●	you may send a written notice that you are revoking your proxy to our Corporate Secretary at 4767 Nexus Centre Drive, San Diego, California 92121, or

●	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy or change your vote).

Your most current proxy card or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 10, 2015, to our Corporate Secretary at 4767 Nexus Centre Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than February 20, 2016, but no earlier than January 21, 2016. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, “For,” “Withhold” and broker non-votes; and with respect to any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, executive compensation (including advisory stockholder votes on executive compensation) and election of directors (even if not contested). On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

●

For the election of directors, the eight nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

●

The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 43,726,549 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 21,863,275 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at http://proxy2015.senomyx.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members and there are eight nominees for director this year. Each director is to be elected at the annual meeting to serve until our 2016 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. Each of the nominees is currently a director of Senomyx and was previously elected by our stockholders.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the eight nominees named below or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has consented to be named in the proxy statement and to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

We encourage, but do not require, our Board members to attend our annual meeting of stockholders. All of our directors who were then serving on our Board, except Mr. Herman, attended our 2014 Annual Meeting of Stockholders.

Nominees

The following is biographical information as of March 1, 2015 for each nominee for director.

It is important to note that the Corporate Governance and Nominating Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Corporate Governance and Nominating Committee has evaluated nominees in the broader context of the Board’s overall composition, with the goal of maintaining a group of individuals where each person’s professional skills and experience will complement the skills and experience of the other members. In addition, the Corporate Governance and Nominating Committee also seeks to maintain a Board where each individual exhibits the high level of integrity and appropriate application of sound business judgment and other qualities that the committee views as important for the effective functioning of the Board.

The brief biographies below include information regarding the experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Nominating Committee to believe that the nominee should continue to serve on the Board. However, each of the members of the Corporate Governance and Nominating Committee may have a variety of reasons why he believes a particular person is an appropriate nominee for the Board, and these views may differ from the views of the other members.

Name	Age	Position
Roger D. Billingsley, Ph.D.	63	Director
Stephen A. Block, Esq.	70	Director
Mary Ann Gray, Ph.D.	62	Director
Michael E. Herman	73	Director
John Poyhonen	55	President, Chief Executive Officer and Director
Jay M. Short, Ph.D.	56	Lead Independent Director
Kent Snyder	61	Chairman of the Board
Christopher J. Twomey	55	Director

Roger D. Billingsley, Ph.D. has served as a member of our Board of Directors since April 2008. From March 2008 to June 2014, Dr. Billingsley served as Senior Vice President, Technology and Product Development of Dole Fresh Vegetables, a division of Dole Food Company. From June 2006 to March 2008, he served as Division Vice President of Research and Development and Scientific Affairs of Abbott Nutrition, a division of Abbott Laboratories, Inc. From September 2004 to June 2006, Dr. Billingsley served as Division Vice President of Research and Development and Scientific Affairs of Ross Products, also a division of Abbott Laboratories, Inc. Prior to 2004, Dr. Billingsley held senior management positions at ConAgra Foods, Pet Incorporated, Nabisco Brands, Inc. and Kellogg Company. Dr. Billingsley currently serves as a director of Orange County Business Bank. Dr. Billingsley holds a B.S. and an M.S. from Southern Illinois University, Carbondale, a Ph.D. from the University of Tennessee, Knoxville and a post-doctoral degree from the University of Illinois at Urbana-Champaign. Dr. Billingsley’s experience in research and development for packaged food and beverages contributes to the Board’s understanding of the food and beverage industry and provides perspective into the priorities of our current and potential collaborators.

Stephen A. Block, Esq. has served as a member of our Board of Directors since March 2005. Mr. Block served as Chief Legal Officer and Secretary of International Flavors and Fragrances Inc., a leading creator, manufacturer and seller of flavors and fragrances (IFF), from January 1993 until his retirement in December 2003. He was named Senior Vice President, General Counsel and Secretary of IFF in February 2000. During his eleven years at IFF he also led the company’s Regulatory Affairs department. Prior to 1993, Mr. Block held various management positions, including Senior Vice President, General Counsel and Secretary, with GAF Corporation, a company specializing in specialty chemicals and building materials, and Celanese Corporation, a company specializing in synthetic fibers, chemicals and plastics. Mr. Block currently serves as an industry consultant, as a Managing Director of K5 Venture Partners, LLC, which manages an early stage venture fund and an accelerator/incubator, and as a member of the Executive Committee, Orange County Network, of the Tech Coast Angels, a leading angel investing group. Mr. Block is also a director of ChromaDex Corporation, a reference standards and ingredient supply company, and of several privately held companies. Mr. Block received his B.A. cum laude in Russian Studies from Yale University and his law degree from the Harvard Law School. Mr. Block’s background contributes to the Board’s understanding of the flavor industry. In addition, Mr. Block contributes his experience in the area of corporate governance and public company financial reporting in his role as a member of multiple Board committees.

Mary Ann Gray, Ph.D. has served as a member of our Board of Directors since September 2010. Since 2003 Dr. Gray has served as President of Gray Strategic Advisors, LLC, which provides strategic consulting services to the biotechnology industry. From 1999 to 2003, Dr. Gray was Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund. Prior to 1999, Dr. Gray led biotechnology equity research groups at Raymond James & Associates, Warburg Dillon Read, and Kidder Peabody. Dr. Gray currently serves on the Boards of Directors of three other publicly traded biopharmaceutical companies, TetraLogic Pharmaceuticals, Dyax Corp. and Acadia Pharmaceuticals, Inc. At Dyax she serves as the lead independent director, Chair of the Compensation Committee and a member of the Nominating and Governance committee. At Acadia, she serves as Chairman of the Audit Committee and on the Compensation Committee. Dr. Gray holds a Ph.D. in pharmacology from the University of Vermont and a B.S. in biology from University of South Carolina. Dr. Gray brings to the Board her experience as a financial analyst and portfolio manager in the biotechnology industry, as well as a background in scientific research. In addition, through her past and current service as a director for other development stage biotechnology companies, Dr. Gray expands the Board’s exposure to corporate and board governance practices at peer companies.

Michael E. Herman has served as a member of our Board of Directors since May 2005. Since 2006 Mr. Herman has been serving as President of the Herman Family Trading Company. From January 1992 to December 2000, Mr. Herman was President of the Kansas City Royals Baseball Club. From January 1990 to December 1999, he was Chairman of the Finance and Investment Committee of the Kauffman Foundation and was its President from January 1985 to December 1990. From October 1974 to December 1990, Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories. Mr. Herman is a former director of Santarus, Inc., a biopharmaceutical company that was acquired by Salix Pharmaceuticals, Ltd. in 2014, and Cerner Corporation, a health care information technology company, and also is a Trustee of Rensselaer Polytechnic Institute, the University of Chicago Graduate School of Business and the Vail Valley Foundation. Mr. Herman holds a B.S. in metallurgical engineering from Rensselaer Polytechnic Institute and an M.B.A. from the University of Chicago. Through Mr. Herman’s prior business and financial experience, education and his service on other public company boards of directors he is able to provide operational expertise and leadership skills that are important to the Board, particularly in his capacity as Chairman of our Compensation Committee.

John Poyhonen has been our Chief Executive Officer and a member of our Board of Directors since January 2014, and our President since September 2009. Mr. Poyhonen joined us in October 2003 as Vice President and Chief Business Officer and was named Vice President, Chief Financial and Business Officer in April 2004.  In January 2006, he was promoted to Senior Vice President, Chief Financial and Business Officer and in September 2009 he was promoted to President and Chief Operating Officer. From 1996 until October 2003, Mr. Poyhonen served in various sales and marketing positions for Agouron Pharmaceuticals, Inc., a Pfizer company, most recently as Vice President of National Sales and previously as Vice President of Marketing and Vice President of National Accounts. Mr. Poyhonen currently serves as a director of Heron Therapeutics, Inc., a specialty pharmaceutical company, and serves on that company’s Audit Committee and as the Chairman of its Compensation Committee. Mr. Poyhonen received his B.A. in Marketing from Michigan State University and his M.B.A. from the University of Kansas. Mr. Poyhonen contributes his extensive knowledge of the company. In addition, as a result of his long tenure with the company in roles of increasing responsibility, Mr. Poyhonen contributes his leadership skills and financial and operational expertise.

Jay M. Short, Ph.D. has served as a member of our Board of Directors since March 2004, and since May 2008 he has also served as our Lead Independent Director. Dr. Short is a Co-founder of BioAtla, a protein therapeutics company based in San Diego and Beijing, where since 2007 he has served as Chairman and Chief Executive Officer. In addition, in August 2011 he transitioned to Chairman from Chief Executive Officer for Ciris Energy, a private company focused on natural gas and chemical generation from coal and biomass. Dr. Short also is Founder of the E.O. Wilson Biodiversity Foundation, a 501(c)(3) public charity, and served as its President and Chairman from its inception in October 2005 through July 2008. From February 1999 to October 2005, Dr. Short was the President and Chief Executive Officer of Diversa Corporation (acquired by BASF). He was also a Co-founder of Diversa Corporation, and served as Chief Technology Officer and as a director of the company from its inception in 1994 until October 2005. Dr. Short is a director and advisor of several privately held organizations, including Ciris Energy, City National Bank and Thomas McNerney Partners, and served as a director of Invitrogen Corporation (acquired by Thermo Fisher Scientific) from 1995 until 2008. In 2006, Dr. Short was shortlisted by the editors of Nature Biotechnology as a personality making the most significant contribution to biotech in the past decade. Dr. Short received his Ph.D. in Biochemistry from Case Western Reserve University in Cleveland, Ohio and his B.A. with honors in Chemistry from Taylor University in Upland, Indiana. Dr. Short has also attended and received Director Certification from the UCLA Anderson School of Business. Dr. Short’s scientific expertise combined with his current and prior experience as a chief executive and a director of other publicly traded companies in the biotechnology industry make him particularly well suited for his role as the Board’s lead independent director and as a member of multiple Board committees. Dr. Short also contributes to the Board’s understanding of the progress of the company’s research and development programs.

Kent Snyder joined Senomyx in June 2003 and has served as a member of our Board of Directors since that time. Since May 2008 Mr. Snyder has served as our Chairman of the Board of Directors. From June 2003 until January 2014 Mr. Snyder served as our Chief Executive Officer, and from June 2003 until September 2009 he served as our President. From July 1991 to October 2001, Mr. Snyder held various marketing and sales management positions with Agouron Pharmaceuticals, Inc., a Pfizer company. Mr. Snyder’s most recent position was President of Global Commercial Operations, and prior to that Mr. Snyder served as Senior Vice President of Commercial Affairs and Vice President of Business Development. Mr. Snyder is a former director of Santarus, Inc., a biopharmaceutical company that was acquired by Salix Pharmaceuticals, Ltd. in 2014. Mr. Snyder received his B.S. from the University of Kansas and his M.B.A. from Rockhurst College. Mr. Snyder contributes his extensive knowledge of the company and also ensures long-term continuity on the Board. In addition, he contributes operational and leadership skills that he has developed through his prior experience in various roles of increasing responsibility.

Christopher J. Twomey has served as a member of our Board of Directors since March 2006. Mr. Twomey joined Biosite Incorporated, a medical diagnostics company, in March 1990 serving in various roles of increasing responsibility, and most recently serving as Senior Vice President, Finance and Chief Financial Officer until his retirement in 2007.  At Biosite he was responsible for the Finance, Human Resources, Facilities, and Information Systems departments.  From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an audit manager.  Since August 2013 Mr. Twomey has served as a director and Chairman of the Audit Committee of Tandem Diabetes Care, Inc., a medical device company. Mr. Twomey is also a former director and Chairman of the Audit Committee of Cadence Pharmaceuticals, Inc., a specialty pharmaceutical company that was acquired by Mallinckrodt plc in 2014. Mr. Twomey holds a B.A. from the University of California at Santa Barbara. Mr. Twomey contributes substantial leadership skills and expertise in accounting and financial reporting that are especially valuable in his role as Chairman of our Audit Committee.

The Board Of Directors Recommends A Vote For
the Election of Each Nominee Named Above.

Background of Executives Not Listed Above

The following is biographical information as of March 1, 2015 for each of our executive officers not listed above.

Name	Age	Position
Donald S. Karanewsky, Ph.D.	63	Senior Vice President and Chief Scientific Officer
Antony E. Rogers	48	Senior Vice President and Chief Financial Officer
Sharon Wicker	59	Senior Vice President and Chief Commercial Development Officer

Donald S. Karanewsky, Ph.D., joined Senomyx in June 2007 as Senior Vice President, Discovery and was appointed Chief Scientific Officer in June 2010. From October 2002 to June 2007 Dr. Karanewsky was Executive Director of Chemistry at The Genomics Institute of the Novartis Research Foundation (GNF). At GNF, Dr. Karanewsky had management responsibility for the Departments of Medicinal Chemistry, Analytical Chemistry, Bioanalytical Chemistry, and Compound Management, and was a member of the GNF Drug Discovery Steering Committee and the Novartis Global Discovery Chemistry Leadership Team. Dr. Karanewsky has also directed chemistry research teams and had senior management roles at Ligand Pharmaceuticals and Idun Pharmaceuticals and he previously held principal positions at Glaxo Inc., Bristol-Myers Squibb, and the Squibb Institute for Medical Research. He received his Ph.D. in Chemistry from Harvard University and was granted a B.S. in Chemistry, Magna Cum Laude, from Stevens Institute of Technology in New Jersey. Dr. Karanewsky is an inventor on more than 98 issued US patents and has authored over 70 scientific publications.

Antony E. Rogers, Senior Vice President and Chief Financial Officer, joined us in June 2001. Since joining Senomyx he has served in various roles of increasing responsibility and was appointed Vice President, Finance and Treasury in February 2006, Chief Financial Officer in September 2009, and he was promoted to his current position in January 2012. His previous experience includes various finance and accounting positions with Indiqu, Inc., Ancile Pharmaceuticals, Aurora Biosciences, and Sequana Therapeutics. Mr. Rogers received his B.S. in Accounting from San Diego State University.

Sharon Wicker has served as our Senior Vice President and Chief Commercial Development Officer since September 2009. From when Ms. Wicker joined Senomyx in April 2006 until September 2009 she served as our Senior Vice President of Commercial Development and Chief Strategy Officer.  From 2003 to 2006, Ms. Wicker held various strategic marketing positions, most recently as President, Flavor Business Unit, at A.M. Todd Company. Prior to 2003 Ms. Wicker held various general management positions with Heinz, ConAgra and General Mills. Ms. Wicker received her B.S. in Food Science and Nutrition from Colorado State University and her M.B.A. from Michigan State University.

Independence of the Board of Directors and its Committees

As required under NASDAQ Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time. Consistent with these considerations, our Board has determined that all of our current directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Snyder, our Chairman and former Chief Executive Officer, and Mr. Poyhonen, our President and Chief Executive Officer.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable NASDAQ listing standards and free of any relationship that would impair his individual exercise of independent judgment with regard to Senomyx.

Board Leadership Structure

The Board of Directors retains the flexibility to determine on a case-by-case basis whether the positions of Chief Executive Officer and Chairman of the Board should be combined or separate and whether an independent director should serve as Chairman. This flexibility permits the Board to organize its functions and conduct its business in a manner it deems most effective in then prevailing circumstances. We have established a lead independent director policy that provides that if the Chairman of the Board is the Chief Executive Officer or is not an independent director, the independent directors shall appoint a lead independent director who shall be responsible for, among other things, chairing executive sessions in the absence of the Chairman of the Board, serving as a liaison between the Chairman of the Board and the independent directors and serving as an independent point of contact for stockholders wishing to communicate to the Board of Directors other than through the Chairman of the Board.

Our Board of Directors is currently chaired by Mr. Snyder, who is also our former Chief Executive Officer. As indicated above, the Board has also adopted a lead independent director policy and has appointed Dr. Short as the Board’s lead independent director.

Our Board believes that Mr. Snyder’s in-depth knowledge of our industry, the complex business and operations of Senomyx and his long tenure as a director make him well suited for the role of Chairman of the Board. Because of his extensive experience with the company as our former Chief Executive Officer, Mr. Snyder possesses a detailed knowledge of our business and strategy and he is able to efficiently communicate and oversee the implementation of feedback from the Board to members of the company’s management team. In addition, the Board believes that Mr. Snyder possesses the leadership skills and integrity that are appropriate for a Board Chairman, and he is able to effectively moderate the Board’s discussions and build a consensus among different points of view.

The Board appointed Dr. Short as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to Chairman of the Board who was our former Chief Executive Officer. Dr. Short is well qualified for the role based on his past service as an independent director on many other public and private company boards of directors combined with his previous experience as Chief Executive Officer of a publicly traded biotechnology company. As the lead independent director, Dr. Short is empowered to, among other duties and responsibilities, chair executive sessions in the absence of the Chairman of the Board, serve as a liaison between the Chairman of the Board and the independent directors and serving as an independent point of contact for stockholders wishing to communicate to the Board of Directors other than through the Chairman of the Board. As reinforcement of the importance of an independent Board, and as described above, the independent directors on the Board also routinely meet outside the presence of the company’s management, including Mr. Poyhonen. For all of these reasons, the Board believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities.

Board’s Role in Risk Oversight

Our management is responsible for the day-to-day management of the risks facing Senomyx, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within Senomyx.

Under our Bylaws, the Board has responsibility for overseeing the business and affairs of Senomyx. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically reviews our enterprise risk management processes for identifying, ranking and assessing risks across the organization, as well as the output of that process. The Board also receives regular reports from members of the company’s senior management on areas of material risk to Senomyx. In particular, our Board monitors and considers risk associated with our business strategy, scientific and technical risk, risk associated with existing and potential future collaborative research, development and license agreements, regulatory risk, liquidity risk and other external risks inherent in our business. The Board does not have a standing risk management committee, but has delegated some specific functions relating to risk oversight to each of its standing committees.

Under its charter, the Audit Committee has the responsibility to consider and review with management and the company’s independent registered public accountants the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. In that regard, the Audit Committee oversees the engagement and performance of services by our independent registered public accountants, including routinely meeting with our independent registered public accountants outside the presence of management. The Audit Committee also periodically reviews the company’s investment policy and establishes appropriate complaint procedures whereby employees or others may report suspected questionable accounting or auditing matters, or violations of the company’s Code of Business Conduct and Ethics.

Under its charter, the Compensation Committee reviews and approves our compensation policies and programs and benefit plans affecting our officers, but also other Senomyx employees generally. In the course of those reviews, the Compensation Committee evaluates the potential of those policies, programs and benefits to influence employees to encourage excessive risk-taking. The Compensation Committee also reviews and establishes appropriate insurance coverage for the company’s officers and directors. We do not believe our compensation policies, programs and benefits are reasonably likely to have a material adverse effect on the company.

The Corporate Governance and Nominating Committee is involved in risk oversight associated with management succession by periodically reviewing and evaluating succession plans for our officers. The Corporate Governance and Nominating Committee also oversees the annual self-assessment process for our Board of Directors and each of its standing committees, which is intended to evaluate the effectiveness of Board and committee operations and proactively identify areas of potential improvement for the effective operation and performance of the Board and its committees.

While each committee is responsible for evaluating and managing certain risks, the chairs of the committees regularly report during regularly scheduled meetings of our full Board of Directors the significant risks facing Senomyx, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has three standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are currently the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each standing committee operates pursuant to a written charter. Charters for each standing committee are available on our website at http://www.senomyx.com.

The table below shows the current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Christopher J. Twomey, Chair	Michael E. Herman, Chair	Stephen A. Block, Esq., Chair
Roger D. Billingsley, Ph.D.	Roger D. Billingsley, Ph.D.	Jay M. Short, Ph.D.
Stephen A. Block, Esq.	Mary Ann Gray, Ph.D.	Christopher J. Twomey
Jay M. Short, Ph.D.

From time to time the Board of Directors may also form special committees with responsibility for other matters as the need may arise. The following is a description of each standing committee and its functions.

Audit Committee

The charter of the Audit Committee grants the Audit Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties. The Audit Committee met four times during the fiscal year ended December 31, 2014. The functions of the Audit Committee include, among other things:

●	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

●	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

●

reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	reviewing and approving or rejecting transactions between Senomyx and any related persons; and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Our Board of Directors has determined that Mr. Twomey qualifies as an “audit committee financial expert,” as defined in applicable SEC rules and is independent within the meaning of the applicable NASDAQ listing standards. The Board made a qualitative assessment of Mr. Twomey’s level of knowledge and experience based on a number of factors, including his formal education and prior work experience.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Senomyx under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of, among other things: our financial reporting and the integrity of our financial statements and related financial information; our internal control environment, systems and performance; the qualifications and independence of our independent registered public accounting firm; and the performance of our independent registered public accounting firm.

In carrying out these responsibilities, the Audit Committee, among other things: oversees the preparation of our annual and quarterly financial statements by management and reviews with management and our independent registered public accounting firm, prior to issuance, the information to be released and our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; retains our independent registered public accounting firm and oversees their work by reviewing the scope of audit services, approving all audit and non-audit services and fees to be paid, evaluating performance, and confirming independence; and oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the processes with respect to the certifications by our Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by Senomyx with the SEC.

The Audit Committee charter describes in greater detail the full responsibilities of the Audit Committee. Our Board of Directors has determined that all members of the Audit Committee are independent (as independence for audit committee members is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm is responsible for annually performing an audit of financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting. In addition, our independent registered public accounting firm conducts quarterly reviews of our financial statements.

The Audit Committee reviews with our independent registered public accounting firm the scope of their services, the results of their audits and reviews, their evaluation of our internal controls, and the overall quality of our financial reporting. Our independent registered public accounting firm also periodically updates the Audit Committee about new accounting developments and their potential impact on our reporting. The Audit Committee meets regularly with our independent registered public accounting firm without management present. The Audit Committee also meets regularly with management without our independent registered public accounting firm present, and discusses management’s evaluation of our independent registered public accounting firm’s performance. The Audit Committee is not, however, employed by us, nor does it provide any expert assurance or professional certification regarding our financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and our independent registered public accounting firm.

With respect to 2014, the Audit Committee has reviewed and discussed the audited financial statements with management and our independent registered public accounting firm. The Audit Committee has reviewed and discussed with management its process for preparing its report on its assessment of the internal control over financial reporting, and at regular intervals received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. The Audit Committee discussed and reviewed with our independent registered public accounting firm their audit of internal control over financial reporting and their attestation report on the effectiveness of internal control over financial reporting, and the overall scope, plan and results of the independent registered public accounting firm’s examination of the financial statements.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from our independent registered public accounting firm a formal written statement describing all relationships between our independent registered public accounting firm and us that might bear on their independence consistent with applicable requirements of the Public Company Accounting Oversight Board (United States), or PCAOB. The Audit Committee discussed with our independent registered public accounting firm any relationships that may impact their objectivity and independence, including fees paid relating to the audit and any non-audit services performed, and satisfied itself as to that firm’s independence. The Audit Committee also discussed and reviewed with our independent registered public accounting firm all communications required by Auditing Standard No. 16, Communications with Audit Committees, as amended and as adopted by the PCAOB.

Based upon the Audit Committee’s discussion with management and our independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, subject to the limitations on the role and responsibility of the Audit Committee referred to in the written charter of the Audit Committee, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee also approved the selection, subject to stockholder ratification, of our independent registered public accounting firm and the Board concurred in such authorization.

Audit Committee

Christopher J. Twomey, Chairman Roger D. Billingsley, Ph.D. Stephen A. Block, Esq.

Compensation Committee

The Compensation Committee met five times during the fiscal year ended December 31, 2014. The functions of the Compensation Committee include, among other things:

●	determining the compensation and other terms of employment of our executive officers and reviewing corporate performance goals and objectives relevant to such compensation;

●	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to board members;

●

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs for our employees, as well as modification or termination of existing plans and programs;

●	establishing policies with respect to equity compensation arrangements;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers; and

●	reviewing with management our Compensation Discussion and Analysis and working with our management to prepare the relevant disclosures in proxy statements and other filings.

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and human resources and other representatives of senior management as necessary. The Compensation Committee meets regularly in executive session. However, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. For instance, the Compensation Committee routinely monitors legislative and regulatory developments that may impact our compensation programs, and where appropriate solicits input from our internal and external legal counsel with respect to actual and proposed changes in applicable laws and regulations. However, the Chief Executive Officer does not participate and is not present during deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee annually evaluates the qualifications, performance and independence of its advisors. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, the Compensation Committee approved the engagement of Barney & Barney LLC, or Barney & Barney, as compensation consultants. The Compensation Committee requested that Barney & Barney evaluate compensation for our Board of Directors and executive team and make recommendations as necessary to achieve our compensation objectives.

As part of its engagement, Barney & Barney was requested by the Compensation Committee to recommend a group of peer companies and to generate comparative compensation data from that peer group. At the request of the Compensation Committee, Barney & Barney, as necessary to perform their duties, also conducts individual interviews with members of senior management and human resources to learn more about Senomyx’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which Senomyx competes. Barney & Barney, with management’s assistance, ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Barney & Barney did not perform any other services for us during the past fiscal year.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. The Compensation Committee has formed a Non-Officer Stock Option Committee, or NOSOC, currently composed of Mr. Poyhonen, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to our employees who are not officers. From time to time the NOSOC may also be authorized to grant, without any further action required by the Compensation Committee, stock options to external advisors or consultants, such as members of our Scientific Advisory Board. The purpose of delegating authority to the NOSOC is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-management employees, particularly new employees, and key external advisors and consultants within specified limits approved by the Compensation Committee. The size of grants made by the NOSOC must be within limits pre-approved by the Compensation Committee. During the fiscal year ended December 31, 2014, the NOSOC exercised its authority to grant options to purchase an aggregate of 406,160 shares of Common Stock to non-officer employees.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the effectiveness of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Mr. Herman and Drs. Billingsley, Gray and Short. No member of the Compensation Committee has ever been an officer or employee of Senomyx. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers that is serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee has responsibility for, among other things, reviewing annually with the Board the size and composition of the Board with the objective of achieving the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. The charter of the Corporate Governance and Nominating Committee grants the Corporate Governance and Nominating Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Corporate Governance and Nominating Committee considers necessary or appropriate in the performance of its duties. The Corporate Governance and Nominating Committee met two times during the fiscal year ended December 31, 2014. The functions of the Corporate Governance and Nominating Committee include, among other things:

●	developing and maintaining a current list of the functional needs and qualifications of members of our Board of Directors;

●	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on our Board is appropriate;

●	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

●	evaluating nominations by stockholders of candidates for election to our Board;

●	overseeing the self-assessment process for our Board and the applicable committees of the Board;

●	developing, reviewing and amending a set of corporate governance policies and principles, including a code of ethics;

●	considering questions of possible conflicts of interest of directors as such questions arise; and

●

recommending to our Board of Directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values consistent with Senomyx’s values. The Corporate Governance and Nominating Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the candidate’s skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of our stockholders and other stakeholders, and each must be able to devote sufficient time and energy to the performance of his or her duties as a director. However, the Corporate Governance and Nominating Committee retains the right to modify its approach to evaluating the qualifications of director nominees from time to time.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Senomyx, to maintain a balance of knowledge, experience and capability. Although the Board does not maintain a formal policy regarding diversity, the Corporate Governance and Nominating Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes. Our Corporate Governance and Nominating Committee and Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberative and decision-making process that is essential to the continued effective functioning of the Board and our continued success.

In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the Corporate Governance and Nominating Committee considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm, Company executives or stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering at least 120 days prior to the anniversary date of the mailing of the proxy statement for our last annual meeting of stockholders a written recommendation to the Corporate Governance and Nominating Committee at the following address: Senomyx, Inc., 4767 Nexus Centre Drive, San Diego, California 92121. Each submission must set forth: the full name of the proposed nominee; a description of the proposed nominee’s business experience for at least the previous five years; complete biographical information for the proposed nominee; a description of the proposed nominee’s qualifications as a director; and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Corporate Governance and Nominating Committee has not received a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met six times during the last fiscal year. Each Board member attended all of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which our stockholders may communicate with our Board of Directors or individual directors. Stockholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to our Corporate Secretary at Senomyx, Inc., 4767 Nexus Centre Drive, San Diego, California 92121. Each communication must set forth: the name and address of the Senomyx stockholder on whose behalf the communication is sent; and the number of shares of our common stock that are owned beneficially by such stockholder as of the date of the communication. All communications will be compiled by our Corporate Secretary and submitted to our Board of Directors, the appropriate committee thereof or an individual director, as applicable, on a periodic basis.

Hedging Policy

Our insider trading policy prohibits our directors, officers and other employees from engaging in any hedging transactions with respect to our common stock, including trading in any derivative security relating to Senomyx stock.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.senomyx.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

Accounting and Auditing Matters Open Door Policy

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting, Auditing and Other Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at http://www.senomyx.com.

Proposal 2

Ratification Of Selection Of Independent REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1998. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law requires stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of one or more different independent registered public accounting firms at any time during the year if they determine that such a change would be in the best interests of Senomyx and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as “against” votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees paid by us to Ernst & Young LLP for the fiscal years ended December 31, 2014 and 2013. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees (1)	$471,299	$428,116
Audit-related Fees	—	—
Tax Fees (2)	36,000	36,000
All Other Fees	—	—
Total Fees	$507,299	$464,116

(1)

Represents fees for services rendered for the audit and/or reviews of our financial statements for periods during the respective fiscal years. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.

(2)

Represents fees for services rendered during the fiscal year for preparation of federal, state and local income and franchise tax returns and related schedules and calculations, as well as general consultation regarding federal and state income tax matters, employment tax matters and sales and use tax matters.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Board Of Directors Recommends A Vote For the Ratification of the Selection of Ernst & Young LLP as our Independent REGISTERED PUBLIC ACCOUNTING FIRM for the Fiscal Year Ending December 31, 2015.

Security Ownership of Certain Beneficial Owners And Management

The following table provides information regarding the beneficial ownership of our common stock as of March 1, 2015 by: (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 43,683,626 shares outstanding on March 1, 2015, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on April 30, 2015, which is 60 days after March 1, 2015. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
RIMA Senvest Management, LLC and Affiliates (2)	6,352,605	14.5%
Lagoda Investment Management, L.P. (3)	3,245,472	7.4
BlackRock, Inc. (4)	2,821,917	6.5
Kent Snyder (5)	2,514,995	5.5
John Poyhonen (6)	1,243,611	2.8
Antony E. Rogers (7)	688,481	1.6
Donald S. Karanewsky, Ph.D. (8)	567,808	1.3
Sharon Wicker (9)	469,700	1.1
Michael E. Herman (10)	263,140	*
Christopher J. Twomey (11)	163,807	*
Jay M. Short, Ph.D. (12)	158,858	*
Stephen A. Block, Esq. (13)	109,632	*
Roger D. Billingsley, Ph.D. (14)	107,550	*
Mary Ann Gray (15)	88,750	*
All directors and executive officers as a group (11 persons) (16)	6,376,332	12.9

*	Less than one percent.

(1)	Except as otherwise noted above, the address for each person or entity listed in the table is c/o Senomyx, Inc., 4767 Nexus Centre Drive, San Diego, CA 92121.

(2)

Shares are held in the accounts of Senvest Master Fund, L.P. and Senvest International L.L.C. RIMA Senvest Management, LLC serves as investment manager and general partner of Senvest Master Fund, L.P. Richard Mashaal is the managing member of RIMA Senvest Management, LLC and is president of, exercising investment and voting powers over, Senvest International L.L.C. Mr. Mashaal may be deemed to have voting and dispositive powers over the shares of Common Stock held by Senvest Master Fund, L.P. and Senvest International L.L.C. RIMA Senvest Management, LLC may be deemed to beneficially own the securities held by Senvest Master Fund, L.P. by virtue of RIMA Senvest Management, LLC's position as investment manager and general partner of Senvest Master Fund, L.P. Mr. Mashaal may be deemed to beneficially own the securities held by Senvest Master Fund, L.P. and Senvest International L.L.C by virtue of Mr. Mashaal's status as the managing member of RIMA Senvest Management, LLC and his investment and voting powers over Senvest International L.L.C. The address for RIMA Senvest Management, LLC is 540 Madison Avenue, 32nd Floor, New York NY 10022. Reflects stockholder information as of December 31, 2014 based on Schedule 13G/A dated February 17, 2015.

(3)

The general partner of Lagoda Investment Management, L. P. is Lagoda Investment Management, LLC, a Delaware limited liability company. Richard Bayles, Fatima Dickey and Yougdawn Daniel Ha, as the managing principals of the general partner, possess the voting and dispositive power with respect to all securities beneficially owned by Lagoda Investment Management, L. P.. The address for Lagoda Investment Management, L. P. is 3 Columbus Circle, New York, NY 10019. Reflects stockholder information as of December 31, 2014 based on Schedule 13G dated January 29, 2015.

(4)	The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022. Reflects stockholder information as of December 31, 2014 based on Schedule 13G dated February 2, 2015.

(5)

Includes 2,100,707 shares of common stock subject to options exercisable within 60 days of March 1, 2015, of which 2,333 shares are not vested as of April 30, 2015. Reflects 414,288 shares of common stock held by The Snyder Family Trust.

(6)	Includes 1,149,525 shares of common stock subject to options exercisable within 60 days of March 1, 2015. Reflects 94,086 shares of common stock held by The Poyhonen Family Trust.

(7)	Includes 643,678 shares of common stock subject to options exercisable within 60 days of March 1, 2015.

(8)	Includes 567,808 shares of common stock subject to options exercisable within 60 days of March 1, 2015.

(9)	Includes 431,081 shares of common stock subject to options exercisable within 60 days of March 1, 2015.

(10)

Includes 173,340 shares of common stock subject to options exercisable within 60 days of March 1, 2015, of which 1,667 shares are not vested as of April 30, 2015. Also includes 4,000 shares held by Mr. Herman’s wife.Reflects 85,800 shares of common stock held by a trust and two limited partnerships. Mr. Herman disclaims beneficial ownership of the shares held by the trust, the limited partnerships, and his wife, except to the extent of his pecuniary interest therein.

(11)	Includes 163,807 shares of common stock subject to options exercisable within 60 days of March 1, 2015, of which 1,667 shares are not vested as of April 30, 2015.

(12)	Includes 141,180 shares of common stock subject to options exercisable within 60 days of March 1, 2015, of which 1,667 shares are not vested as of April 30, 2015.

(13)	Includes 108,632 shares of common stock subject to options exercisable within 60 days of March 1, 2015, of which 1,667 shares are not vested as of April 30, 2015.

(14)	Includes 107,550 shares of common stock subject to options exercisable within 60 days of March 1, 2015, of which 1,667 shares are not vested as of April 30, 2015.

(15)	Includes 88,750 shares of common stock subject to options exercisable within 60 days of March 1, 2015, of which 1,667 shares are not vested as of April 30, 2015.

(16)	Includes 5,667,058 shares of common stock subject to options exercisable within 60 days of March 1, 2015, of which 12,335 shares are not vested as of April 30, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Director Compensation for fiscal 2014

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended December 31, 2014 to each of our non-employee directors. Mr. Poyhonen, our President and CEO, is not included in this table as he is an employee of Senomyx and thus receives no compensation for his service as a director. The compensation paid to or earned by Mr. Poyhonen as an officer of Senomyx is shown in the 2014 Summary Compensation Table. Mr. Snyder, our current Chairman of the Board, served as our President and CEO until January 2, 2014. As such, the compensation paid to or earned by Mr. Snyder (including his compensation for his service as a director) is shown in the 2014 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)(2)(3) ($)	Total ($)
Roger D. Billingsley, Ph.D.	57,000	89,574	146,574
Stephen A. Block, Esq.	60,000	89,574	149,574
Mary Ann Gray, Ph.D.	47,000	89,574	136,574
Michael E. Herman	55,000	89,574	144,574
Jay M. Short, Ph.D.	76,000	89,574	165,574
Christopher J. Twomey	66,000	89,574	155,574

(1)

Amounts listed in this column represent the full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted during the fiscal year. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to Financial Statements under the heading “Stock-Based Compensation.” The actual amount ultimately realized by a director will likely vary based on a number of factors.

(2)	Each Board member listed was granted on May 29, 2014 an option to purchase 20,000 shares of our common stock at an exercise price of $6.92 per share with a grant date fair value of $89,574.

(3)	The aggregate number of shares subject to option awards outstanding as of December 31, 2014 was as follows:

Name	Shares Subject to Option Awards
Roger D. Billingsley, Ph.D.	107,550
Stephen A. Block, Esq.	108,632
Mary Ann Gray, Ph.D.	88,750
Michael E. Herman	173,340
Jay M. Short, Ph.D.	141,180
Christopher J. Twomey	163,807

Effective January 1, 2014, we provided each of our non-employee directors with cash compensation in the form of an annual retainer of $40,000, except for the Chairman of the Board and lead independent director, who received an annual retainer of $65,000 and $60,000, respectively. In addition, during 2014 we compensated our directors for their service on Board committees with the payment of the following additional annual retainers:

Committee	Chairperson	Member
Audit Committee	$22,000	$10,000
Compensation Committee	$15,000	$7,000
Corporate Governance and Nominating Committee	$10,000	$4,000

All annual retainers are paid in equal quarterly installments in advance. The cash compensation structure for our non-employee directors during the current 2015 calendar year will be the same as the cash compensation structure described above for 2014, except as follows: (i) the annual cash retainer payable to the Chairman of the Board was increased to $70,000 per year; (ii) the annual cash retainer for members of the Compensation Committee was increased from $7,000 to $7,500; and (iii) the annual cash retainer for members of the Corporate Governance and Nominating Committee was increased from $4,000 to $5,000.

As part of our current compensation structure for non-employee directors, we do not pay any additional per meeting attendance fees. However, we do reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board. In addition to the cash compensation described above, Dr. Short also receives $5,000 per day for each meeting of our Scientific Advisory Board he attends as our Board of Directors’ liaison, not to exceed $60,000 for these liaison services in any 12-month period. From time to time the Board of Directors may also form special committees with responsibility for matters as the need may arise and may implement additional compensation arrangements for a non-employee’s service on a special committee.

Each of our non-employee directors also receives stock option grants under our non-employee directors’ nonstatutory stock option program, or the directors’ program, which is a part of and administered under the Senomyx, Inc. 2013 Equity Incentive Plan, or the 2013 Equity Plan, which became effective on January 1, 2014. Prior to that date, the directors’ program was administered under the Senomyx, Inc. 2004 Equity Incentive Plan, or the 2004 Equity Plan. Only our non-employee directors or affiliates of such directors (as defined in the Internal Revenue Code) are eligible to receive stock awards for their service on the Board of Directors. Options granted to our non-employee directors or any affiliates of such directors are not intended to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the directors’ program are non-discretionary. Each person who became a non-employee director in 2014 would have automatically received an initial option grant to purchase 40,000 shares of our common stock upon his or her election or appointment, and if such director became the Chairman of the Board, he or she would have received an initial option grant to purchase 60,000 shares of our common stock upon his or election or appointment. These grants are referred to as initial grants.

Each person who is a non-employee director on the date of each annual meeting of our stockholders where he or she is re-elected to our Board of Directors is automatically granted, on the date of such re-election, an option to purchase shares of our common stock. These grants are referred to as annual grants. The size of any annual grant made to a non-employee director who has served for less than 12 months at the time of the annual meeting is reduced pro-rata for each full month prior to the date of grant for which such person did not serve as a non-employee director. In 2014, non-employee directors received annual grants to purchase 20,000 shares of our common stock and a non-employee Chairman of the Board received an annual grant to purchase 28,000 shares of our common stock.

The equity compensation structure for our non-employee directors for the current 2015 calendar year will be the same as the equity compensation structure described above for 2014, except as follows: (i) the initial grant for a new non-employee director has been decreased from an option to purchase 40,000 shares of our common stock to 30,000 shares of our common stock; (ii) the initial grant for a non-employee director who becomes the Chairman of the Board has been decreased from an option to purchase 60,000 shares of our common stock to 30,000 shares of our common stock; and (iii) the annual option grant for a non-employee Chairman of the Board, has been decreased from an option to purchase 28,000 shares of our common stock to 20,000 shares of our common stock.

The exercise price of the options granted under the directors’ program is equal to 100% of the fair market value of the common stock on the date of grant. Initial grants vest in equal monthly installments over a three-year period following the date of grant. Annual grants vest in equal monthly installments over a one year period following the option grant date. In the event of a change in our control, all outstanding options under the directors’ program become vested in full and fully exercisable. In general, the term of stock options granted under the directors’ program may not exceed ten years.

Under both the 2004 Equity Plan and the 2013 Equity Plan, unless the terms of an optionee’s stock option agreement provide for earlier or later termination, if an optionee’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionee, or his or her beneficiary, may exercise any vested options up to 12 months, or 18 months in the event of death, after the date such service relationship ends. If an optionee’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionee may exercise any vested options up to twelve months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination. If an optionee’s relationship with us, or any affiliate of ours, ceases with cause, the option will terminate at the time the optionee’s relationship with us ceases. In no event may an option be exercised after its expiration date.

Acceptable consideration for the purchase of common stock issued under both the 2004 Equity Plan and the 2013 Equity Plan will be determined by our Board of Directors and may include cash, common stock previously owned by the optionee, the net exercise of the option, consideration received in a “cashless” broker-assisted sale and other legal consideration approved by our Board of Directors. Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.

In addition, under both the 2004 Equity Plan and the 2013 Equity Plan, the Board has the power to accelerate the time at which an option may first be exercised or the time during which an option will vest and the Board may amend the terms of any option, including, but not limited to, amendments to provide terms more favorable than previously provided in the agreement evidencing an option. Under the 2013 Equity Plan, the Board also has the power to make additional stock awards to directors outside of the non-discretionary directors’ program.

Executive Compensation

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Senomyx under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee presently consists of the four independent directors listed below. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

Michael E. Herman, Chairman Roger D. Billingsley, Ph.D. Mary Ann Gray, Ph.D. Jay M. Short, Ph.D.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers during the 2014 fiscal year determined in accordance with applicable SEC regulations. We refer to these five individuals, which we have listed below, as our named executive officers. Our named executive officers participate in the same compensation policies and practices as all of our officers with a title of Vice President or more senior title. Our named executive officers serving during 2014 are as follows and are referred to below as either our executive officers or named executive officers:

Name	Title
John Poyhonen (1)	President, Chief Executive Officer
Kent Snyder (2)	Chairman of the Board and Former Chief Executive Officer
Donald S. Karanewsky, Ph.D.	Senior Vice President and Chief Scientific Officer
Antony E. Rogers	Senior Vice President and Chief Financial Officer
Sharon Wicker	Senior Vice President and Chief Commercial Development Officer

(1)	Mr. Poyhonen succeeded Mr. Snyder as Chief Executive Officer, effective as of January 2, 2014.
(2)	Mr. Snyder retired from the position of Chief Executive Officer, effective as of January 2, 2014.

Executive Summary

Our compensation program for executive officers is designed to encourage our management team to continually achieve our short-term and long-term corporate objectives while effectively managing business risks and challenges. We provide what we believe is a competitive total compensation package to our management team through a combination of base salary, an annual performance-based bonus and long-term equity-based incentives. Additionally, all of our executive officers are entitled to other benefits, such as medical, dental, life and disability insurance and company matching contributions to employee 401(k) plans, all of which are generally available to our employees at large.

An important goal of our compensation program is to provide a compensation package that is competitive within our peer group and will also allow us to retain our current highly skilled and experienced executive officers, who we believe possess a unique understanding of our technology and business model. All of our current executive officers have been employed by us for more than seven years and Messrs. Poyhonen and Rogers have each been a member of our management for over ten years. Until his retirement in January 2014, Mr. Snyder had also been a member of our management for over ten years. We believe the stability of our senior leadership was an important factor in our achievement of key research and development, commercial and financial goals over the past year.

We believe stock options are important to attract and retain talented and entrepreneurial executives and to encourage long-term value creation linked to increases in stockholder value. Our stock option awards for employees, including our executive officers, typically vest 25% at the end of the first year following the date of the award and 1/48th per month thereafter through a four year period and have a ten year term. We believe this vesting schedule promotes employee retention, and we expect to continue to utilize this vesting schedule for new stock option awards to all employees during 2014.

We also believe it is equally important that our compensation program place significant emphasis on pay-for-performance, which we measure primarily based on the achievement of the company’s corporate goals; however, we also consider that the performance of the company’s stock price over time impacts the potential long-term value of equity based compensation. We believe this philosophy encourages the achievement of both near-term and long-term objectives in a way that is aligned with the interests of our stockholders. For that reason, our executive compensation can be highly variable, and is heavily influenced by our achievement of corporate goals. For example, the cash bonus incentive plan for our executive officers contemplates that the cash bonus will be determined entirely on our achievement of specified corporate goals for the applicable year, with some subjective discretion for the Compensation Committee to vary the amount of the award based on other factors. With respect to equity based compensation, the amount of an annual stock option award is primarily determined by our overall performance against specified corporate goals during the prior year and may also be impacted by fluctuations in our stock price that will increase or decrease the Black-Scholes value of new stock option awards. In addition, the executive officer’s individual performance during the prior year and his or her level of responsibility within the organization are also taken into consideration. Importantly, because we rely on stock options with time based vesting for the majority of equity based compensation, and not restricted stock, our executive officers will only benefit from these equity-based awards if our stock price increases over an extended period following the date of the award and we believe this is also consistent with a pay-for-performance philosophy. Overall, we believe our cash and equity based compensation programs provide appropriate incentives for the achievement of both near-term and long-term business objectives. The cumulative impact of all of these considerations was that, after taking into consideration the value of equity based compensation awards, the total compensation for each of our current executive officers increased in 2014 compared to the prior year.

We also believe it is appropriate for a company at our stage of development to offer our executive officers certain protections in the event of a change-in-control event. For that reason, we have change-in-control agreements with each of our executive officers. However, these agreements only provide for benefits if the individual’s employment with the company is actually or effectively terminated following a change-in-control transaction. Our agreements do not include any benefits solely as a result of a change-in-control.

We believe our executive compensation program is relatively simple in design and serves the company well. We do not provide tax reimbursements or supplemental retirement benefits to the executive officers, nor do we provide other perquisites to our executive officers that are not available to employees generally.

Because a meaningful portion of the compensation program for the executive officers is tied to the company’s achievement of its corporate goals, which are then used to establish more specific individual goals at different levels of management within the organization, we believe our compensation arrangements also had the effect of motivating all of the company’s employees to achieve key corporate goals during the past several years.

Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Stockholders, we held our first stockholder advisory vote on the compensation of our executive officers and it received the support of 95% of the total votes cast. At that same meeting, we also held our first advisory vote on the frequency of future advisory votes on executive compensation, and our stockholders supported our recommendation to hold future advisory votes every three years. Accordingly, we held our second stockholder advisory vote on the compensation of our executive officers at our 2014 Annual Meeting of Stockholders and it received the support of 96% of the total votes cast.

The Compensation Committee has considered the results of the vote in 2014 and, in part because our compensation program is comprised of similar components and metrics as previously presented to stockholders, has concluded that the executive compensation program continues to provide a competitive pay-for-performance package that effectively motivates our executive officers and encourages long-term retention. Accordingly, the Compensation Committee made no significant changes to our executive compensation programs during the year. The Compensation Committee will continue to consider stockholder views about our core compensation principles and objectives when determining our executive compensation program in the future.

The Role of Our Compensation Committee

The Compensation Committee is comprised of independent directors within the meaning of the applicable SEC and NASDAQ Stock Market rules. The Compensation Committee responsibilities and duties are outlined in detail under the heading “Information Regarding the Board of Directors and its Committees – Compensation Committee” and the Compensation Committee charter, which is available on our website at www.senomyx.com. A primary responsibility of the Compensation Committee is to determine compensation for our executive officers, including the determination and confirmation of annual corporate and individual goal achievement.

Use of Peer Group Data

During 2014, the Compensation Committee utilized the compensation consulting services of Barney & Barney. Barney & Barney provided the services under work orders that are signed by our management under the terms of a preexisting consulting agreement; however, specific assignments were approved by Mr. Herman in his role as Chairman of the Compensation Committee. Barney & Barney did not provide us with any other services during the fiscal year ended December 31, 2014.

The Compensation Committee has considered whether the work of Barney & Barney as a compensation consultant has raised any conflict of interest, taking into account the following factors: (i) the amount of fees paid by us to Barney & Barney as a percentage of the firm’s total revenue; (ii) the provision of other services to us by Barney & Barney; (iii) Barney & Barney’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; (v) any business or personal relationship of Barney & Barney or the individual compensation advisors employed by the firm with any of our executive officers; and (vi) any of our stock owned by the individual compensation advisors employed by the firm. Based on the above factors, the Compensation Committee has concluded that the work of Barney & Barney and the individual compensation advisors employed by Barney & Barney as compensation consultants to us has not created any conflict of interest. Going forward, the Compensation Committee intends to assess the independence of any of our compensation advisers consistent with applicable NASDAQ listing standards.

Barney & Barney was involved with the process of selecting an appropriate peer group for us and in collecting and analyzing compensation data of the companies within our peer group and, if the data from our peer group is insufficient for a specific individual, from other market surveys. Our Compensation Committee determined our peer group in May of 2013 based on factors that were relevant at the time of the determination. This peer data was then used by the Compensation Committee in late 2013 and early 2014 as a tool to determine appropriate compensation levels for our executive officers for the 2014 calendar year. For the purpose of determining compensation levels of our executive officers for the 2014 calendar year, our peer group was comprised of 24 companies in the life science industry that were selected primarily based on their similarities to Senomyx, as of the time that the survey was performed, with respect to revenue, market capitalization, nature of operations, number of employees and location. For instance, in May 2013, our market capitalization was approximately $85 million. In addition, during the immediately preceding fiscal year we had approximately $31.3 million in revenue and we ended 2012 with approximately 111 full-time employees. Therefore, our peer group was mostly comprised of companies with revenue of less than $50 million for the most recently completed fiscal year, market capitalization of less than $500 million, and between 50 and 300 employees. Most of the companies in our peer group that did not meet all of the parameters were companies that were included in our peer group during the preceding year and that the Compensation Committee still believed were appropriate although they did not necessarily meet all of the parameters as of the date of the survey. With respect to company location and type of business, 19 of the 24 companies in that peer group were located in California and all of the companies were primarily life science companies.

The specific list of companies that the Compensation Committee considered as our peers for purposes of determining compensation levels of our executive officers for the 2014 calendar year was as follows:

Affymax, Inc.	Dyax Corp.	Rigel Pharmaceuticals, Inc.
Anacor Pharmaceuticals, Inc.	Dynavax Technologies Corporation	Sangamo Biosciences, Inc.
ArQule, Inc.	Geron Corp.	Solazyme, Inc.
Array BioPharma, Inc.	Ligand Pharmaceuticals, Inc.	Synta Pharmaceuticals Corp.
Astex Pharmaceuticals, Inc.	Natural Alternatives International, Inc.	Trius Therapeutics, Inc.
Cadence Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.	Verenium Corporation
Codexis, Inc.	Peregrine Pharmaceuticals, Inc.	Vical, Inc.
Cytori Therapeutics, Inc.	Progenics Pharmaceuticals, Inc.	Xenoport, Inc.

For purposes of determining compensation levels of our executive officers for the current 2015 calendar year, during May 2014 the Compensation Committee undertook a similar process and also utilized the services of Barney & Barney to select an appropriate peer group for the company and to collect and analyze compensation data of the companies within our peer group.

In late 2013 and early 2014 Barney & Barney developed recommendations for Board of Director compensation for the 2014 calendar year primarily utilizing data from our peer group. During those same periods, Barney & Barney also developed recommendations for executive compensation utilizing data from the peer group and, if the data from our peer group was insufficient for a specific individual, from other market surveys. Our compensation programs were benchmarked against the programs of our peer group. For purposes of determining the compensation of our executive officers during 2014, we targeted total cash compensation, which is comprised of base salary and the annual performance-based bonus, at the 50th percentile within our peer group. However, the Compensation Committee retains the flexibility to set the actual compensation above or below target levels based on individual performance, the experience and skill set of the individual, and the person’s period of service to the company.

To aid the Compensation Committee in performing its duties, our Chief Executive Officer provides recommendations concerning the compensation of the executive officers, excluding himself. Additionally, our Chief Executive Officer, with the assistance of the entire management team, provides the Compensation Committee with the management team’s analysis of annual corporate goal achievement. The Compensation Committee excludes the Chief Executive Officer during the specific portions of any meeting when the committee discusses the Chief Executive Officer’s annual performance or considers and determines his base salary, annual performance based bonus or new equity awards.

Components of Executive Compensation Program

The Company’s executive compensation program for the executive officers includes:

●	Base salaries;

●	Annual performance based cash bonus awards;

●	Long-term equity awards in the form of stock options and through participation in our employee stock purchase plan; and

●	Other benefits, including severance and change-in-control benefits.

Base Salary

The initial base salary for each executive officer is established at the time of hire taking into account the individual’s qualifications, experience, prior salary, competitive salary information and internal equity. Each executive officer’s salary is reviewed annually by the Compensation Committee. 2014 and 2015 base salaries were determined by the Compensation Committee based on an assessment of the individual’s performance against job responsibilities, overall company performance and competitive salary information. In assessing competitive salary information, the Compensation Committee reviews and considers peer group information and market survey data provided by Barney & Barney as described above, and then considers adjustments to more closely align each executive’s base salary with the target compensation level within the peer group. The Compensation Committee benchmarked the base salaries of our executive officers for 2014 at the 50th percentile within the peer group.

The Compensation Committee also considers a subjective assessment of the level and scope of responsibilities of the individual compared to persons performing similar roles at companies within the peer group. Also, when considering annual base salary increases, the Compensation Committee considers our targets for total cash compensation as described above. Furthermore, on an individual-by-individual basis, the Compensation Committee also considers the corresponding average percentage base salary increase approved for non-executive level employees of Senomyx with a similar individual job performance rating as compared to the individual executive. Finally, the Compensation Committee also considers the internal equity impact of any potential adjustment to an executive officer’s base salary. While all of these factors are taken into consideration, the actual adjustment to any individual’s base salary is ultimately at the discretion of the Compensation Committee and significantly dependent on the individual’s performance against job responsibilities and Senomyx’s performance overall.

Effective January 2, 2014, in recognition of his promotion to the position of Chief Executive Officer, Mr. Poyhonen’s annual base salary was increased from $402,160 to $500,000. In February 2014, the Compensation Committee approved a 3.7% annual base salary increase for each of Mr. Rogers, Ms. Wicker and Dr. Karanewsky, effective January 1, 2014. Base salary information for our executive officers is detailed in the Summary Compensation Table.

In February 2015, Mr. Poyhonen, Mr. Rogers, Ms. Wicker and Dr. Karanewsky each received an increase in their respective base salaries of 3.2%, effective January 1, 2015.

Annual Performance-Based Bonus

The Company’s performance based cash bonus awards are designed to reward employees for achieving difficult research and development, commercial and financial goals. These goals are key to the success of our business and are intended to drive the achievement of both near-term and long-term objectives in a way that is aligned with the interests of our stockholders.

2014 Bonus Plan. In March 2014, our Compensation Committee approved our 2014 Executive Bonus Plan, or 2014 Bonus Plan, under which our executive officers were provided with the opportunity to earn bonus payments conditioned upon the achievement of specified corporate goals. Under the 2014 Bonus Plan, each individual was assigned a target and range of bonus opportunity, calculated as a percentage of that individual’s 2014 base salary, based on the person’s role and title in the company.

Under the 2014 Bonus Plan, the range of bonus opportunity as a percentage of 2014 base salary for each of our named executive officers was as follows:

Name	Title	Threshold	Target	Maximum
John Poyhonen	President, Chief Executive Officer	30%	60%	90%
Kent Snyder (1)	Chairman of the Board, Former Chief Executive Officer	-	-	-
Donald S. Karanewsky, Ph.D.	Senior Vice President and Chief Scientific Officer	20%	40%	60%
Antony E. Rogers	Senior Vice President and Chief Financial Officer	20%	40%	60%
Sharon Wicker	Senior Vice President and Chief Commercial Development Officer	20%	40%	60%

(1)	Mr. Snyder retired from his position as Chief Executive Officer on January 2, 2014. Consequently, he was not eligible to participate in the 2014 Bonus Plan.

Under the terms of our 2014 Bonus Plan, the payout for all of our executive officers is calculated entirely based on our achievement of corporate goals during 2014 and a minimum goal achievement of greater than or equal to 50% is required for an executive officer to earn any performance-based cash bonus. The threshold bonus is earned if a goal achievement of 50% is obtained. The target bonus is earned if a goal achievement of 75% is obtained. The maximum bonus is earned if a goal achievement of 100% is obtained. The specific bonus amount is based on a linear continuum from threshold to maximum (every 1% attainment above the threshold is worth 2% in incremental bonus opportunity as a percent of target). However, it is also important to note that the Compensation Committee retains broad discretion to modify the 2014 Bonus Plan at any time, including the methodology for calculating the specific bonus amounts. The Compensation Committee may also, in its sole discretion, determine to either increase the payout under the 2014 Bonus Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant.

Our corporate goals are collectively designed to be stretch goals intended to be very challenging but attainable (i.e., viewed by Senomyx as 100% goal achievement being attainable only rarely and substantially less than 50% of the time). 100% goal achievement would represent an extremely high level of success in our discovery and development programs coupled with achievement in our numerous financial and commercial goals. More specifically, 100% goal achievement could be accomplished only by achievement of each individual goal. For 2014, our corporate goals were a combination of commercialization and financial goals, which represented 57.5% of our corporate goals, and discovery and development goals, which represented the remaining 42.5% of our corporate goals.

The details of our 2014 corporate goals are as follows:

Commercialization and Financial Goals	Goal Weighting
Generate at least $10 million in commercial revenues	15%
Generate total revenue in line with internal business objectives	25%
Achieve fiscal year 2014 net loss within guidance range provided to investment community in first quarter of 2014	7.5%
Achieve 2014 year-end cash and investment balance within guidance range provided to investment community in the first quarter of 2014 to support long term business objectives	10%
Subtotal	57.5%

Discovery and Development Goals	Goal Weighting
Continue development of S617 with the goal of FEMA GRAS approval and preparation of other regulatory approvals	7.5%
Continue with synthetic sweet program discovery and development of High Fructose Corn Syrup modifiers in support of potential future regulatory submissions	10%
Continue with synthetic sweet program discovery and development of Sucrose modifiers in support of potential future regulatory submissions	10%
Complete 2014 research plan for natural sweet enhancers and natural HPS	7.5%
Complete 2014 salt modifier research plan consistent with internal business objectives	5%
Continue development plan for new cooling agent(s)	2.5%
Subtotal	42.5%
TOTAL	100.0%

With respect to the goal related to generating recognized revenues, under the 2014 corporate goals there would be no partial goal achievement unless the company generated commercial and development revenues of at least 85% of the stated goal, which would represent 85% achievement of that individual goal. Any performance above that level would be considered an equivalent level of goal achievement for that specific goal, subject to the subjective assessment of the Board. The other corporate goals did not contain specific minimum thresholds in order to measure credit for partial goal achievement, and goal achievement was evaluated by the Compensation Committee based on the Compensation Committee’s subjective assessment of Senomyx’s progress towards the achievement of a specific goal.

In February 2015, the Compensation Committee assessed the company’s performance during the 2014 fiscal year against the 2014 corporate performance goals and determined that the overall level of achievement under the 2014 Bonus Plan was 48%. Consequently, the minimum corporate goal achievement percentage of 50% or greater required for the payment of performance-based cash bonuses was not met, and no bonuses were paid to our executive officers for fiscal year 2014.

2015 Bonus Plan. In February 2015, the Compensation Committee approved our 2015 Executive Bonus Plan, or 2015 Bonus Plan. Under the 2015 Bonus Plan, all of our executive officers are provided with the opportunity to earn bonus payments conditioned upon the achievement of specified corporate metrics, which are intended to support our achievement of both near-term and long-term objectives. Under the 2015 Bonus Plan, each individual is assigned a target and range of bonus opportunity, calculated as a percentage of that individual’s 2015 base salary, based on the person’s role and title in the company.

Under the 2015 Bonus Plan, the range of bonus opportunity as a percentage of 2015 base salary for each of our eligible executive officers is as follows:

		2015 Corporate Goals			Commercialization Incentive
Name	Title	Threshold	Target	Maximum	Target	Total Maximum (1)
John Poyhonen	President and Chief Executive Officer	30%	60%	90%	30%	120%
Donald S. Karanewsky, Ph.D.	Senior Vice President and Chief Scientific Officer	20%	40%	60%	20%	80%
Antony E. Rogers	Senior Vice President and Chief Financial Officer	20%	40%	60%	20%	80%
Sharon Wicker	Senior Vice President and Chief Commercial Development Officer	20%	40%	60%	20%	80%

(1)	Total Maximum bonus is payable based on two parameters; one is 100% achievement of 2015 corporate goals, and the second is the achievement of specified commercialization objectives.

The terms of the 2015 Bonus Plan establish a threshold, target and maximum cash bonus amount along with an additional one-time commercialization incentive cash bonus amount, each expressed as a percentage of base salary for our executives. Bonus payments will be based on an evaluation by the Compensation Committee of Senomyx’s achievement of corporate performance metrics during 2015. For the one-time commercialization incentive portion of the 2015 Bonus Plan, achievement of the specified commercialization objective is required in order for an executive to earn such portion of the performance-based cash bonus.

For the corporate goals portion of the 2015 Bonus Plan, a minimum corporate goal achievement of greater than or equal to 50% is required for an executive to earn any performance-based cash bonus. The threshold bonus is earned if a corporate goal achievement of 50% is obtained. The target bonus is earned if a corporate goal achievement of 75% is obtained. The maximum bonus is earned if a corporate goal achievement of 100% is obtained. The specific bonus amount is based on a linear continuum from threshold to maximum. However, it is also important to note that the Compensation Committee retains broad discretion to modify the 2015 Bonus Plan at any time, including the methodology for calculating the specific bonus amounts. The Compensation Committee may also, in its sole discretion, determine to either increase the payout under the 2015 Bonus Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant

For the corporate goals portion of the 2015 Bonus Plan, our corporate performance objectives are a combination of commercialization and financial goals, which represent 65% of our corporate performance objectives, and discovery and development goals, which represent the remaining 35% of our corporate performance objectives.

Under the 2015 Bonus Plan, the Compensation Committee retains the discretion to pay bonus awards in full or in part in the form of cash or as stock awards under our 2013 Equity Plan, or any similar equity incentive plan that we subsequently adopt. In the event that the Compensation Committee elects to pay a bonus under the 2015 Bonus Plan in the form of a stock award, the Compensation Committee will have discretion to determine the specific form and number of such awards that would be equivalent to the dollar value of bonus payable under the terms of the 2015 Bonus Plan.

Long-Term Equity-Based Incentives

Stock Option Awards

Historically, our long-term equity-based incentives are primarily in the form of annual stock option awards under the 2004 Equity Plan and, since January 1, 2014, under the 2013 Equity Plan. An important objective of the stock option awards is to further enhance our employees’ long-term incentive to increase stockholder value, including our stock price. We believe that stock option-based compensation achieves this objective by directly linking the economic benefit to recipients of stock option awards with our stock’s performance. We also believe that stock option-based compensation encourages employee retention because the awards are designed to vest over time and have a 10 year term.

We do not time the granting of stock options with any favorable or unfavorable news released by Senomyx. Stock options granted to our executive officers are approved by the Compensation Committee and, since December 2006, are granted effective as of the 15th day of the month following the date of approval (or the next business day if the 15th is not a business day); although the Compensation Committee retains the discretion to grant stock options as of any date. Prior to December 2006, stock options were generally granted effective as of the date of approval. Stock options granted to our executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code, and commence vesting upon the effective date of grant. Generally, 25% of the shares subject to the stock options vest one year from the effective date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting in certain circumstances. As noted above, the stock options expire ten years from the effective date of grant. The exercise price per share of each stock option granted to our executive officers is equal to the fair market value of our common stock on the effective date of grant, which is deemed to be equal to the closing sales price of our common stock as reported on the NASDAQ Global Market on the last market trading day prior to the effective date of grant.

In general, each executive officer receives stock option grants in connection with his or her hire or promotion, and annually in the first quarter of each year. The size of each annual grant is typically based on an analysis of the following key factors for each executive officer:

●	the emphasis placed on equity in the mix of total compensation;

●	corporate and individual performance against goals;

●	our stated compensation philosophy;

●	the scope, responsibility and business impact of the executive officer’s position; and

●	benchmarking against our peer group and market survey data, including an analysis of option plan utilization percentages.

In February 2014, the Compensation Committee approved annual stock option grants to our executive officers tied to 2013 performance. The size of these annual stock option grants was based on the analysis described above. Stock option grants made during 2014 to our named executive officers are reflected in the Grants of Plan-Based Awards Table and outstanding stock option awards to named executive officers as of December 31, 2014 are reflected in the Outstanding Equity Awards at Fiscal Year-End Table.

Employee Stock Purchase Plan

During 2004, we adopted the 2004 Employee Stock Purchase Plan, as amended in 2013, or the 2004 ESPP. The 2004 ESPP allows all eligible employees to purchase shares of our common stock at the lower of: (i) 85% of the fair market value on the first day of a two-year offering period; or (ii) 85% of the fair market value on the last date of each six-month purchase period within the two-year offering period, with the objective of allowing employees to profit when the value of our common stock increases over time. During 2014 our executive officers purchased an aggregate of 32,366 shares of our common stock at a weighted average price of $2.73 per share under the terms of the 2004 ESPP.

Severance and Change in Control Payments

We believe the interests of stockholders will be best served if the interests of our executive officers are aligned with them. By offering change in control benefits we believe we will eliminate the reluctance of executive officers to pursue potential change in control transactions that may be in the best interests of stockholders. We also believe severance and change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. As such, we have entered into employment agreements containing severance benefits and change in control agreements with each of our executive officers, the terms of which are described under the headings “Employment and Change in Control Agreements” and “Potential Payments Upon Termination or Change in Control.”

Sabbatical Leave Benefit

Under a legacy arrangement, all employees who commenced employment with us on or before February 12, 2004 are eligible for four weeks of paid sabbatical after four years of employment with Senomyx. Employees who joined Senomyx after February 12, 2004 are not eligible for this benefit. Messrs. Poyhonen and Rogers are eligible for this program, but have not taken any paid sabbatical leave to date. Mr. Snyder was paid his unused sabbatical leave benefit upon his retirement in January 2014. Ms. Wicker and Dr. Karanewsky are not eligible for this benefit. If an eligible employee should leave Senomyx without using all or part of his or her sabbatical, the employee will be paid out their remaining sabbatical at the time of separation from the company.

Other Benefits

We provide benefits such as an opportunity to participate in our 401(k) savings/retirement plan, medical, dental and life insurance and disability coverage to all our employees, including our executive officers. We also maintain a 401(k) matching program available to all employees, including executive officers. Under the terms of the 401(k) matching program, we will match 50% of employee participant contributions up to 3% of salary, resulting in a maximum match of not more than 1.5% of the employee participants’ salary (subject to IRS and plan limitations). Contribution matches under the 401(k) matching program are subject to a four-year vesting schedule measured from the date of an individual’s commencement of employment with us. Therefore, the 401(k) matching contributions for all of our executive officers are now fully vested. We also provide personal paid time off and other paid holidays to all employees, including our executive officers, which are comparable to those provided at similar companies.

Accounting and Tax Considerations

Section 162(m) generally prohibits us from deducting any compensation over $1 million per taxable year paid to any of our executive officers unless such compensation is treated as “performance-based compensation” within the meaning of the Internal Revenue Code. As the cash compensation paid by us to our executive officers is expected to be below $1 million and the Compensation Committee believes that stock options granted under the 2004 and 2013 Equity Plans to our executive officers meet the requirements for treatment as performance-based compensation, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to Senomyx with respect to the compensation of its executive officers. In determining the form and amount of compensation for our executive officers, the Compensation Committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).

Summary of Compensation

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal years ended December 31, 2014, 2013 and 2012 to our named executive officers.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total

John Poyhonen	2014	$500,000	$2,153,600	$—	$3,900		$2,657,500
President, Chief Executive Officer	2013	402,160	273,429	203,412	3,825		882,826
	2012	388,190	462,398	199,141	3,750		1,052,960

Kent Snyder	2014	4,243	125,404	—	119,172	(5)	248,818
Chairman of the Board of Directors	2013	551,570	446,823	371,979	3,825		1,374,197
and Former Chief Executive Officer	2012	532,400	729,561	364,162	3,750		1,629,161

Donald S. Karanewsky, Ph.D.	2014	386,330	602,709	—	3,900		992,939
Senior Vice President and Chief Scientific Officer	2013	372,550	140,049	167,499	3,825		683,923
	2012	359,600	246,612	163,978	3,750		773,459

Antony E. Rogers	2014	349,160	602,709	—	3,900		955,769
Senior Vice President and Chief Financial Officer	2013	336,700	140,049	151,380	3,825		631,594
	2012	325,000	308,265	148,200	3,750		784,253

Sharon Wicker (6)	2014	362,600	602,709	—	3,900		969,209
Senior Vice President and Chief Commercial Development Officer	2013	349,660	116,708	157,207	3,825		627,400

(1)

In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other benefits received by a named executive officer which do not exceed $10,000 in the aggregate.

(2)

Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to Financial Statements under the heading “Stock-Based Compensation.” The actual amount ultimately realized by a named executive officer will likely vary based on a number of factors.

(3)	Amounts represent bonuses earned during the applicable fiscal year. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.

(4)	Amounts primarily represent the cash value of company matches to employee contributions to the 401(k) Plan.

(5)

Other compensation in 2014 for Mr. Snyder includes $65,000 in fees paid in his capacity as a non-employee director during 2014, as well as $42,428 of unused sabbatical leave benefit and $10,504 of unused paid time off benefit paid to Mr. Snyder in connection with his retirement as CEO on January 2, 2014.

(6)	In accordance with the rules of the SEC, Ms. Wicker’s compensation for fiscal year 2012 is not reported as she was not one of our named executive officers during that fiscal year.

Employment and Change in Control Agreements

We have entered into employment agreements with Messrs. Poyhonen and Rogers, Dr. Karanewsky and Ms. Wicker. We also had an employment agreement with Mr. Snyder until his retirement in January 2014. The employment agreements set forth the applicable executive’s initial base salary and the terms of an initial stock option grant. Each of our executive officers is entitled to receive all customary and usual fringe benefits provided to our executives.

In connection with Mr. Poyhonen’s appointment as our Chief Executive Officer, we entered into a new employment agreement with him in September 2013. Mr. Poyhonen’s employment agreement provides that we may terminate his employment at will upon 30 days’ notice. However, if we terminate his employment for any reason other than cause, he will be entitled to one year’s salary from the date of termination.

Mr. Snyder’s employment agreement also provided that Mr. Snyder’s employment was terminable at will upon 30 days’ notice. However, if we had terminated Mr. Snyder’s employment for any reason other than cause, he would have been entitled to one year’s salary from the date of termination. In December 2008 we amended Mr. Snyder’s employment letter agreement for purposes of compliance with regulations under Section 409A of the Internal Revenue Code. In September 2013, in connection with Mr. Snyder’s retirement, we agreed with Mr. Snyder to terminate each of his employment agreement and his change in control agreement following his retirement on January 2, 2014. We also agreed that, following his retirement, Mr. Snyder would remain eligible for his cash incentive bonus under the 2013 Bonus Plan and that his issued and outstanding stock options would continue to vest during the period of his continuous service as a director on the company’s Board of Directors.

Ms. Wicker’s employment agreement provides that we may terminate her employment at will upon 30 days’ notice. However, if we terminate her employment for any reason other than cause, she will be entitled to six months’ salary from the date of termination.

On October 10, 2006, we entered into change in control agreements with Messrs. Snyder, Poyhonen and Rogers, Dr. Karanewsky and Ms. Wicker. All of the change in control agreements with our executive officers were amended in December 2008 for purposes of compliance with regulations under Section 409A of the Internal Revenue Code. We subsequently amended our change in control agreements with Messrs. Poyhonen and Rogers in September 2009 in connection with their respective promotions at that time. In connection with Mr. Poyhonen’s appointment as our Chief Executive Officer, we amended our change in control agreement with him again in September 2013.

Mr. Poyhonen’s change in control agreement provides that if his employment is terminated by us without cause or by him for good reason within one month prior or 18 months after a change in control, Mr. Poyhonen’s stock options will immediately vest in full and he will be entitled to a lump sum payment equal to 150% of the sum of his base salary in effect on the date of termination and his last annual bonus received prior to the date of termination.

Mr. Snyder’s change in control agreement provided that if his employment had been terminated by us without cause or by him for good reason within one month prior or 36 months after a change in control, Mr. Snyder’s stock options would have immediately vested in full. In addition, if Mr. Snyder’s employment had been terminated by us without cause or by him for good reason within one month prior or 18 months after a change in control, he would have been entitled to a lump sum payment equal to 150% of the sum of his annual salary in effect on the date of termination and his last annual bonus received prior to the date of termination.

The change in control agreements for Dr. Karanewsky, Mr. Rogers and Ms. Wicker provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within one month prior or 18 months after a change in control, the executive will be entitled to immediate vesting in full of the executive’s stock options and a lump sum payment equal to 100% of the sum of the executive’s base salary in effect on the date of termination and the executive’s last annual bonus received prior to the date of termination.

All of the change in control agreements also provide for reimbursement for health insurance benefits elected by the executives for themselves and their families under the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) until the earliest of 12 months following termination, the expiration of continuation coverage under COBRA or the date the executive becomes eligible for health insurance benefits with a subsequent employer. All benefits received under any of the change in control agreements are subject to delivery of a general release in favor of Senomyx and payments under the agreements may be reduced in order to provide for the best after tax treatment of the payments in the event the payments are subject to the excise taxes imposed by Section 4999 of the Internal Revenue Code.

In establishing the triggering events for payment obligations in connection with termination events under our employment and change in control agreements with our executive officers, the Compensation Committee considered several factors. Payments upon termination by us without cause are provided as a recruiting and retention tool and because we consider such a termination to be generally beyond the control of a terminated employee and a termination that under different circumstances would not have occurred. The termination benefits are intended to ease the consequences to an employee of an unexpected termination of employment. Senomyx benefits by requiring a general release from terminated employees. Payments and option acceleration upon terminations in connection with a change in control are intended to mitigate the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Such payments protect stockholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with Senomyx despite uncertainties while a transaction is under consideration or pending, assurance of severance and benefits for terminated employees and access to the equity component of total compensation after a change in control.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth potential payments to our named executive officers upon various termination or change in control events assuming such events occurred as of December 31, 2014.

Name	Benefit	Termination without Cause	Termination without Cause or for Good Reason and Change in Control (1)

John Poyhonen	Cash Severance	$500,000	$1,055,118
	Option Awards	—	644,217
	Insurance Coverage (COBRA)	—	27,593

Kent Snyder (2)	Cash Severance	—	—
	Option Awards	—	—
	Insurance Coverage (COBRA)	—	—

Donald S. Karanewsky, Ph.D.	Cash Severance	—	553,829
	Option Awards	—	333,725
	Insurance Coverage (COBRA)	—	19,230

Antony E. Rogers	Cash Severance	—	500,540
	Option Awards	—	357,438
	Insurance Coverage (COBRA)	—	27,593

Sharon Wicker	Cash Severance	$181,300	519,807
	Option Awards	—	286,009
	Insurance Coverage (COBRA)	—	13,853

(1) Amounts shown for option awards represent the value of unvested options that would have accelerated if the named executive officer was terminated on December 31, 2014 in connection with a change in control based on the difference between the closing price of our common stock on December 31, 2014, which was $6.01 per share, and the exercise price of the respective options.

(2) Mr. Snyder retired from the position of Chief Executive Officer, effective as of January 2, 2014 and Mr. Snyder’s Employment Agreement terminated at such time. In connection with his retirement, Mr. Snyder was paid $42,428 of unused sabbatical leave benefit and $10,504 of unused paid time off benefit.

Grants of Plan-Based Awards

Before January 1, 2014, we granted stock options to our executive officers under the 2004 Equity Plan. Since January 1, 2014, we have granted stock options to our executive officers under the 2013 Equity Plan. As of March 1, 2015, options to purchase a total of 10,908,922 shares were outstanding under the 2004 Equity Plan and 2013 Equity Plan, and a total of 2,911,045 shares remained available for grant under the 2013 Equity Plan.

All stock options granted to executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. Generally, 25% of the shares subject to options vest one year from the date of hire and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting pursuant to the change in control agreements described in Employment and Change in Control Agreements. Options expire ten years from the date of grant.

The following table provides information regarding grants of plan-based awards to the named executive officers in the fiscal year ended December 31, 2014.

Grants of Plan-Based Awards in Fiscal 2014

						All Other			Grant
						Option	Exercise		Date Fair
						Awards:	or Base	Closing	Value of
			Estimated Possible Payouts Under			Number of	Price of	Price on	Stock and
			Non-Equity Incentive Plan Awards (1)			Securities	Option	Grant	Option
	Grant	Approval	Threshold	Target	Maximum	Underlying	Awards	Date	Awards
Name	Date	Date	($)	($)	($)	Options (#)	(2) ($/Sh)	($/Sh)	(3) ($)

John Poyhonen	1/15/2014	9/18/2013	150,000	300,000	450,000	500,000	6.67	7.04	2,132,333

Kent Snyder	5/29/2014	5/29/2014	—	—	—	28,000	6.92	6.84	124,165

Donald S. Karanewsky, Ph.D.	2/18/2014	2/4/2014	77,266	154,532	231,798	95,000	9.78	9.00	596,757

Antony E. Rogers	2/18/2014	2/4/2014	69,832	139,664	209,496	95,000	9.78	9.00	596,757

Sharon Wicker	2/18/2014	2/4/2014	72,520	145,040	217,560	95,000	9.78	9.00	596,757

(1)

The amounts shown in these columns represent the threshold, target and maximum payout levels under the 2014 Bonus Plan. The actual amount of incentive bonus earned by each named executive officer in 2014 is reported in the Summary Compensation Table.

(2)

The exercise price per share of each option granted to our executive officers was equal to the fair market value of our common stock on the date of the grant. The fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Global Market on the last market trading day prior to such date.

(3)

Amounts listed in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to Financial Statements under the heading “Stock-Based Compensation.” The actual amount ultimately realized by a named executive officer will likely vary based on a number of factors.

 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2014. Each of the option awards generally vest over four years as follows: 1/4th of the shares vest upon the first anniversary of the grant date and 1/48th vest monthly thereafter.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
John Poyhonen	1/19/2005 2/1/2006 2/15/2007 2/15/2008 2/16/2009 10/15/2009 2/16/2010 2/15/2011 2/15/2012 4/15/2013 1/15/2014		56,600 70,000 50,850 66,700 156,300 40,000 148,800 172,500 159,375 85,417 —	— — — — — — — 7,500 65,625 119,583 500,000	8.60 16.25 12.91 7.49 3.21 3.99 2.50 6.68 3.30 2.11 6.67	1/18/2015 1/31/2016 2/14/2017 2/14/2018 2/15/2019 10/14/2019 2/15/2020 2/14/2021 2/14/2022 4/14/2023 1/14/2024

Kent Snyder	1/19/2005 2/1/2006 2/15/2007 2/15/2008 2/16/2009 2/16/2010 2/15/2011 2/15/2012 4/15/2013 5/29/2014	(1)	154,100 279,000 182,166 219,000 349,900 219,100 359,375 251,458 139,583 16,333	— — — — — — 15,625 103,542 195,417 11,667	8.60 16.25 12.91 7.49 3.21 2.50 6.68 3.30 2.11 6.92	1/18/2015 1/31/2016 2/14/2017 2/14/2018 2/15/2019 2/15/2020 2/14/2021 2/14/2022 4/14/2023 5/28/2024

Donald S. Karanewsky, Ph.D.	6/15/2007 2/15/2008 2/16/2009 2/16/2010 6/15/2010 2/15/2011 2/15/2012 4/15/2013 2/15/2014		87,000 37,400 44,200 91,500 20,000 107,813 85,000 43,750 —	— — — — — 4,687 35,000 61,250 95,000	14.79 7.49 3.21 2.50 3.92 6.68 3.30 2.11 9.78	6/14/2017 2/14/2018 2/15/2019 2/15/2020 6/14/2020 2/14/2021 2/14/2022 4/14/2023 2/14/2024

Antony E. Rogers	2/1/2006 2/15/2007 2/15/2008 2/16/2009 10/15/2009 2/16/2010 2/15/2011 2/15/2012 4/15/2013 2/15/2014		80,000 49,220 36,800 50,200 12,500 94,500 107,813 106,250 43,750 —	— — — — — — 4,687 43,750 61,250 95,000	16.25 12.91 7.49 3.21 3.99 2.50 6.68 3.30 2.11 9.78	1/31/2016 2/14/2017 2/14/2018 2/15/2019 10/14/2019 2/15/2020 2/14/2021 2/14/2022 4/14/2023 2/14/2024

Sharon Wicker	4/28/2006 2/15/2007 2/15/2008 2/15/2011 2/15/2012 4/15/2013 2/15/2014		150,000 34,371 64,400 96,168 22,918 14,584 —	— — — 4,473 32,083 51,042 95,000	14.27 12.91 7.49 6.68 3.30 2.11 9.78	4/27/2016 2/14/2017 2/14/2018 2/14/2021 2/14/2022 4/14/2023 2/14/2024

(1)	Option award vests in equal monthly installments over a 12-month period following the option grant date.

Option Exercises and Stock Vested

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options, and all stock awards vested and the value realized pursuant to the vesting of stock awards, during 2014 by each of our named executive officers. We have not granted stock awards other than stock options, such as restricted stock or other performance shares. Accordingly, the table does not include information relating to stock awards vested.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
John Poyhonen	37,600	72,180

Kent Snyder	228,440	1,079,871

Donald S. Karanewsky, Ph.D.	100,000	540,143

Antony E. Rogers	17,797	9,940

Sharon Wicker	100,464	641,671

Pension Benefits

We have no pension plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or other nonqualified deferred compensation plans.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2014, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	11,256,053	$6.40	5,152,056
Equity compensation plans not approved by stockholders (2)	—	—	—
Total	11,256,053	$6.40	5,152,056

(1)	Includes the 2004 Equity Plan, the 2013 Equity Plan and the 2004 ESPP. 2,527,942 shares under column (c) are attributable to the 2004 ESPP.

(2)	As of December 31, 2014, we did not have any equity compensation plans that were not approved by our stockholders.

Policies and Procedures with Respect to Related Party Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Senomyx’s preference to avoid related party transactions.

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC rules and NASDAQ listing standards. A related party transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which Senomyx is a participant and in which any of the following persons has or will have a direct or indirect interest: any executive officer, director, or more than 5% stockholder of Senomyx, including any of their immediate family members, and any entity owned or controlled by such persons.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Certain Relationships and Related Transactions

During the fiscal year ended December 31, 2014, we granted options to purchase an aggregate of 933,000 shares of our common stock to our directors and executive officers, with exercise prices ranging from $6.67 to $9.78 per share.

In February 2014 we paid Mr. Snyder, our former Chief Executive Officer, the cash bonus for 2013 described in the Summary Compensation Table.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other agents) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Material or set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of Senomyx will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Material or set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Material or set of annual meeting materials, please notify your broker, bank or other agent, and direct a written request for the separate Notice of Internet Availability of Proxy Material or set of annual meeting materials to 4767 Nexus Centre Drive, San Diego, California 92121, Attn: Corporate Secretary, or contact Catherine Lee at (858) 646-8300. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the Notice of Internet Availability of Proxy Material or set of annual meeting materials at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

John Poyhonen
President and Chief Executive Officer

San Diego, California
April 8, 2015

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC is available without charge upon written request to: 4767 Nexus Centre Drive, San Diego, California 92121, Attn: Corporate Secretary.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2015

SENOMYX, INC.

4767 Nexus Centre Drive

San Diego, California 92121

The undersigned hereby appoints John Poyhonen and Antony E. Rogers, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Senomyx, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Senomyx, Inc. to be held at the company’s corporate office located at 4767 Nexus Centre Drive, San Diego, California 92121 on Wednesday, May 20, 2015 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

grant a proxy to vote by internet

It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1. Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2. Go to the Website: http://proxy2015.senomyx.com

3. Enter your Voter Control Number located on your Proxy Card.

4. Follow the instructions provided.

do not return your proxy card if you are voting by internet.

--------------------------------------------------------------detach here---------------------------------------------------------------------------

The Board of Directors recommends a vote FOR the nominees for director listed below,

Proposal 1:	To elect the eight nominees for director set forth below to hold office until our 2016 Annual Meeting of Stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:	Roger D. Billingsley, Ph.D., Stephen A. Block, Esq., Mary Ann Gray, Ph.D., Michael E. Herman, John Poyhonen, Jay M. Short, Ph.D., Kent Snyder and Christopher J. Twomey.

To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below

The Board of Directors recommends a vote FOR Proposal 2.

Proposal 2:	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated _________________

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States.